Exhibit 10.14

Description of Director Compensation Arrangements

The compensation arrangements for the non-employee members of the Board of Directors of Marin Software Incorporated are as follows:

New Board Members	Option to purchase 30,000 shares, vesting annually over three years

Annual Grant for Non-employee Directors	Option to purchase a number of shares equal to $150,000 divided by Black Scholes Value of an option on the date of grant, vesting on the first anniversary of the date of grant

Lead Independent Director	Option to purchase 1,200 shares, vesting on the first anniversary of the date of grant

Audit Committee Chair	Option to purchase 1,200 shares, vesting on the first anniversary of the date of grant

Compensation Committee Chair	Option to purchase 700 shares, vesting on the first anniversary of the date of grant

Nom/Gov Committee Chair	Option to purchase 400 shares, vesting on the first anniversary of the date of grant

Cash Retainer / per meeting fees	None